Exhibit 99.4

LETTER TO BROKERS, DEALERS, COMMERCIAL BANKS,

TRUST COMPANIES, AND OTHER NOMINEES

General Motors Financial Company, Inc.

Exchange Offer for All Outstanding

$1,000,000,000 aggregate amount of 2.75% Senior Notes due 2016

(CUSIP Nos. U37047AC8 and 37045XAF3)

for new 2.75% Senior Notes due 2016

that have been registered under the Securities Act of 1933

and

$750,000,000 aggregate amount of 3.25% Senior Notes due 2018

(CUSIP Nos. U37047AD6 and 37045XAH9)

for new 3.25% Senior Notes due 2018

that have been registered under the Securities Act of 1933

and

$750,000,000 aggregate amount of 4.25% Senior Notes due 2023

(CUSIP Nos. U37047AE4 and 37045XAK2)

for new 4.25% Senior Notes due 2018

that have been registered under the Securities Act of 1933

Pursuant to the Prospectus dated December 23, 2013

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JANUARY 31, 2014, UNLESS EXTENDED (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED FROM TIME TO TIME, THE “EXPIRATION TIME”). TENDERS MAY BE WITHDRAWN AT ANY TIME AT OR PRIOR TO THE EXPIRATION TIME.

To Brokers, Dealers, Commercial Banks, Trust Companies, and other Nominees:

General Motors Financial Company, Inc., a Texas corporation (the “Company”), is offering to exchange, upon the terms and subject to the conditions set forth in the prospectus dated December 23, 2013 (the “Prospectus”), and the accompanying Letter of Transmittal (the “Letter of Transmittal”), up to $1,000,000,000 aggregate principal amount of new 2.75% Senior Notes due 2016 (the “2016 Notes”) that have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for an equal amount of outstanding 2.75% Senior Notes due 2016 (the “2016 old notes”), up to $750,000,000 aggregate principal amount of new 3.25% Senior Notes due 2018 (the “2018 Notes”) that have been registered under the Securities Act for an equal amount of outstanding 3.25% Senior Notes due 2018 (the “2018 old notes”) and up to $750,000,000 aggregate principal amount of new 4.25% Senior Notes due 2023 (the “2023 Notes”) that have been registered under the Securities Act for an equal amount of outstanding 4.25% Senior Notes due 2023 (the “2023 old notes”), upon the terms and subject to the conditions set forth in the Prospectus and the Letter of Transmittal (the “Exchange Offer”). We refer to the 2016 old notes, the 2018 old notes and the 2023 old notes, collectively, as the “Outstanding Notes” and to the 2016 Notes, the 2018 Notes and the 2023 Notes issued in this exchange offer, collectively, as the “Exchange Notes.” The Exchange Offer is being made pursuant to the registration rights agreement that the Company entered into with the initial purchasers in connection with the issuance of the Outstanding Notes. As set forth in the Prospectus, the terms of the Exchange Notes are substantially identical to the Outstanding Notes, except that the transfer restrictions, registration rights, and additional interest provisions relating to the Outstanding Notes will not apply to the Exchange Notes. The Prospectus and the Letter of Transmittal more fully describe the Exchange Offer. Capitalized terms used but not defined herein have the respective meanings given to them in the Prospectus. Holders of 2016 old notes may only exchange those old notes for 2016 Notes, holders of 2018 old notes may only exchange those old notes for 2018 Notes, and holders of 2023 old notes may only exchange those old notes for 2023 Notes.

We are requesting that you contact your clients for whom you hold Outstanding Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Outstanding Notes registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	Prospectus dated December 23, 2013;

2.	The Letter of Transmittal for your use and for the information of your clients;

3.	A Notice of Guaranteed Delivery to be used to accept the Exchange Offer if, at or prior to the Expiration Time, certificates for Outstanding Notes are not available, if time will not permit all required documents to reach the Exchange Agent, or if the procedure for book-entry transfer cannot be completed;

4.	A form of letter that may be sent to your clients for whose account you hold Outstanding Notes registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer; and

5.	Substitute Form W-9 and Guidelines for Certification of Taxpayer identification number on Substitute Form W-9.

Your prompt action is required. The Exchange Offer will expire at 5:00 p.m., New York City time, on January 31, 2014, unless extended. Outstanding Notes tendered pursuant to the Exchange Offer may be withdrawn at any time at or prior to the Expiration Time.

To participate in the Exchange Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof or Agent’s Message in lieu thereof), with any required signature guarantees and any other required documents, must be sent to the Exchange Agent and certificates representing the Outstanding Notes must be delivered to the Exchange Agent (or book-entry transfer of the Outstanding Notes must be made into the Exchange Agent’s account at DTC), all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus. The term “Agent’s Message” means a message, transmitted by DTC and received by the Exchange Agent and forming a part of a book-entry transfer, that states that DTC has received an express acknowledgement that the undersigned has received and agrees to be bound by, and makes each of the representations and warranties contained in, the Prospectus and Letter of Transmittal and that the Company may enforce the Letter of Transmittal against the undersigned.

The Company will, upon request, reimburse brokers, dealers, commercial banks, and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus and the related documents to the beneficial owners of Outstanding Notes held by such brokers, dealers, commercial banks, and trust companies as nominee or in a fiduciary capacity. The Company will pay or cause to be paid all transfer taxes applicable to the exchange of Outstanding Notes pursuant to the Exchange Offer, except as set forth in Instruction 7 of the Letter of Transmittal.

Any inquiries you may have regarding the procedure for tendering Outstanding Notes pursuant to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to Wells Fargo Bank, National Association, the Exchange Agent for the Exchange Offer, at its address and telephone number set forth on the front of the Letter of Transmittal.

Very truly yours,

General Motors Financial Company, Inc.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS CONSTITUTES OR APPOINTS YOU OR ANY OTHER PERSON AS AN AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZES YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.

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